Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 15, 2006, relating to the financial statements of AVANIR Pharmaceuticals (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payment, and the change in method of accounting for certain patent related costs, effective October 1, 2005) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of AVANIR Pharmaceuticals for the year ended September 30, 2006.
Costa Mesa, CA
June 27, 2007